Exhibit 2.8

                                                                  EXECUTION COPY



                    GOVERNANCE AGREEMENT dated as of January 31, 2003, among
               BRACO S.A., a Brazilian corporation ("Braco"), EMPRESA DE ADMINISTRACAO E PARTICIPACOES S.A. ECAP, a Brazilian corporation ("ECAP"), FUNDACAO ANTONIO E HELENA ZERRENNER INSTITUICAO NACIONAL DE BENEFICIENCIA (the "Zerrenner Foundation"), BEVERAGE ASSOCIATES (BAC) CORP., a British Virgin Islands corporation ("BAC"), and COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV, a Brazilian corporation ("AmBev" or the "Company").


          WHEREAS, Braco, ECAP, and the Zerrenner Foundation and their Permitted Transferees (collectively, the "AmBev Control Group") own 69.95% of the common shares of the Company;

          WHEREAS, pursuant to a Stock Purchase Agreement dated as of May 1, 2002 (the "Stock Purchase Agreement"), between the Company and BAC, BAC will acquire a number of common shares and preferred shares of AmBev determined in accordance with the Stock Purchase Agreement in exchange for all the Remaining Shares (as defined in the Stock Purchase Agreement);

          WHEREAS, the parties hereto desire to provide for certain rights of BAC with respect to the governance and management of the Company.

          Accordingly, the parties hereby agree as follows:


                                   Article I

                                   Definitions

          Section 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

          "AmBev common shares" means the common shares of the Company.

         "BAC Shareholder" means BAC and Permitted Transferees.

         "Brazilian corporation law" means Brazilian Federal law no. 6.404/76 as amended from time to time, or any other law that supersedes the same.

         "By-laws" means the estatutos sociais, as amended through October 8, 2002, of the Company.

         "Members" means the ultimate beneficial owners of the shares of BAC on May 1, 2002.

         "Permitted Transferee" means, (1) with respect to any BAC Shareholder,
(a) any Member or (b)(i) upon the death of any Member, such Member's executors, administrators or testamentary trustees, (ii) any Member's spouse, parents, siblings or descendants or such parents', siblings' or descendants' spouses,
(iii) a trust the beneficiaries of which include only a Member or any of the relatives of such Member specified in clause (b)(ii), (iv) any affiliate of such Member and (v) any affiliate of the persons listed in clauses (b)(i), (ii) or
(iii); and (2) with respect to any member of the


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AmBev Control Group, any affiliate of such person; provided in each instance that each such transferee (unless already a party hereto) agrees in a written instrument acceptable to the AmBev Control Group and the Company to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto.

         "Shareholders" means the AmBev Control Group and the BAC Shareholders, collectively.

          (b) Certain other terms used in this Agreement are defined in Section 4.06(b).

                                   Article II

                    Governance and Management of the Company

          Section 2.01. Board of Directors. The BAC Shareholders shall have the right to nominate a number of directors of AmBev proportionate to their percentage ownership of the total outstanding AmBev common shares; provided, that the BAC Shareholders shall have the right to nominate at least one director and the AmBev Control Group will vote all of its AmBev shares to elect such director(s) nominated by the BAC Shareholders, as long as the BAC Shareholders continue to own at least 90% of the AmBev common shares acquired by them on the First Stage Closing Date, in the case of elections of directors occurring on or after the First Stage Closing Date but before the Second Stage Closing Date, or at least 90% of the aggregate AmBev common shares acquired by them on the First Stage Closing Date and Second Stage Closing Date, for elections of directors occurring on or after the Second Stage Closing Date. The directors nominated by the BAC Shareholders are referred to as the "BAC Directors".

          Section 2.02. Committees The BAC Director(s) shall be appointed to any committee of the Board created to oversee the Company's operations in Argentina, Bolivia, Chile, Paraguay and Uruguay.

          Section 2.03. Removal; Vacancies. Any BAC Director may only be removed by a vote of the shareholders at a general meeting following a recommendation to that effect by the BAC Shareholders, and the AmBev Control Group agrees to vote at the general meeting all the AmBev common shares owned by it in favor of such removal or suspension. If a vacancy occurs because of the death, disability, resignation or removal of a BAC Director, the BAC Shareholders shall nominate, and the AmBev Control Group shall use reasonable best efforts to cause the Board to elect, a successor to serve until the next general meeting of shareholders.

          Section 2.04. Meetings of Directors. (a) Approval Requirements. So long as the BAC Shareholders own at least 90% of the AmBev common shares acquired by them on the First Stage Closing Date, in the case of actions taken after the First Stage Closing Date but before the Second Stage Closing Date, or at least 90% of the aggregate AmBev common shares acquired by them on the First Stage Closing Date and Second Stage Closing Date, for actions taken on or after the Second Stage Closing Date, the AmBev Control Group shall instruct its appointed Board members not to approve any of the matters specified in Section
3.01 without the affirmative vote of the BAC Directors.

          SECTION 2.05. Southern Cone Operations. The BAC Directors shall have the right to propose the chief executive of Southern Cone operations appointed by the Board.


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                                  Article III

                           Special Majority Provisions

          Section 3.01. Special Majority Provisions. For so long as the BAC Shareholders own 90% of the AmBev common shares acquired by them on the First Stage Closing Date, in the case of actions taken after the First Stage Closing Date but before the Second Stage Closing Date, or at least 90% of the aggregate AmBev common shares acquired by them on the First Stage Closing Date and Second Stage Closing Date, for actions taken on or after the Second Stage Closing Date, the AmBev Control Group shall vote its AmBev common shares and shall instruct its appointed Board members so as to cause the Company not to, and not to permit any of its subsidiaries to, take, and cause the Board not to approve, any of the actions specified below without the affirmative written consent or vote of the BAC Directors, in the case of action by the Board, and the affirmative vote of the BAC Shareholders, in the case of any action taken at a meeting of shareholders:

     a.   delisting of the Company;

     b. filing for bankruptcy, liquidation or dissolution of the Company or any of its significant subsidiaries;

     c. transactions with either the Company's or the AmBev Control Group's affiliates (other than transactions between the Company and its subsidiaries or between subsidiaries of the Company) outside the ordinary course of business or inconsistent with past practice, involving, in any one transaction or series of transactions with the same affiliate, more than US$5 million in the aggregate;

     d. material changes in accounting principles, except when required by law or the applicable regulations;

     e. changes in dividend policy from the minimum mandatory statutory dividend defined in the By-laws as of the date of this Agreement; and

     f. any amendments to the Company's By-laws adversely affecting the rights of the BAC Shareholders.

                                   Article IV

                               General Provisions

          Section 4.01. Effective Date; Termination. This Agreement shall be effective as of the consummation of the First Stage Exchange (as defined in the Stock Purchase Agreement). This Agreement shall terminate whenever the BAC Shareholders own less than 90% of the AmBev common shares acquired by them on the First Stage Closing Date, at any time after the First Stage Closing Date but before the Second Stage Closing Date, or less than 90% of the aggregate AmBev common shares acquired by them on the First Stage Closing Date and Second Stage Closing Date, at any time on or after the Second Stage Closing Date.

          Section 4.02. Specific Performance. The Shareholders hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of breach by any Shareholder damages would not be an adequate remedy, and each of the other Shareholders shall be entitled (i) to specific performance, including, in the case of


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                                                                               4


Article II and III, pursuant to Article 118 of the Brazilian corporation law in addition to any damages or any other remedy to which it may be entitled as well as (ii) to have applied by the chairman of any Board meeting and/or of the shareholders' meeting, as the case may be, the provisions of paragraphs 8 and 9 of said Article 118. The Shareholders further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          Section 4.03. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto, except that all Permitted Transferees shall be entitled to the benefits and be bound by and subject to the terms hereof. Any attempted assignment in violation of this Section 4.03 shall be void.

          Section 4.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, the Permitted Transferees and such assigns, any legal rights hereunder.

          Section 4.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i) if to the Company,

               Companhia de Bebidas das Americas - AmBev
               Rua Dr. Renato Paes de Barros, n(0)1.017, 3(0)andar cjs. 31 e 32 04530-000 Sao Paulo, SP
               Brazil

               Attention: Felipe Dutra

         with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019

               Attention: David Mercado;

         (ii) if to Braco or ECAP,

               Av. Brigadeiro Faria Lima, n(0) 3729, 7(0) andar parte 04538-905 Sao Paulo, SP
               Brazil

               Attention: Tatiana Buzalaf



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         with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019

               Attention: David Mercado;

         (iii) if to Zerrenner Foundation,

               Alameda Itu, 852, 19(0) andar, Sao Paulo, Sao Paulo 01421-001 Sao Paulo, SP
               Brazil

               Attention: General Counsel

         with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019

               Attention: David Mercado; and

         (iii) if to the BAC Shareholders,

               Societe International de Finance
               Lowenstrasse
               Zurich, Switzerland 19 CH-8001

               Attention: Giovanni Pasqualotti

         with a copy to:

               Paul Weiss Rifkind Wharton & Garrison LLP
               Alder Castle
               10 Noble Street
               London EC2V 7JU
               United Kingdom

               Attention: Mark Bergman

          Section 4.06. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.


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          (b) For all purposes hereof:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, control shall mean the direct or indirect participation superior to fifty percent (50%) of the voting capital of a person, entitling the holder to cast the majority of votes in decisions taken in any shareholders meetings, as well as the power to elect the majority of the directors or other administrators in such meeting.

          "including" means including, without limitation.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental agency or body or other entity.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

          Section 4.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

          Section 4.08. Entire Agreement. This Agreement, together with the Share Exchange Agreement, the Stock Purchase Agreement and the Operative Agreements, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, provided, however, that it (i) shall not supersede or modify any other shareholders' agreement executed by and among shareholders of the Company, and (ii) except as expressly set forth in this Agreement, shall not be deemed to extend any rights or obligations granted pursuant to other agreements to the signatories hereof. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

          Section 4.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          Section 4.10. Registration. This Agreement shall be (i) filed and kept in the Company's headquarters and (ii) registered with the depositary agent of the AmBev common shares, which depositary agent shall observe and enforce its provisions. The depositary agent shall include in the registry of the shares held by the BAC Shareholders, and in the respective share certificates, the following paragraph:


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          "The shares represented by this Certificate (or by this registration, as the case may be) shall not be sold, transferred, assigned, pledged, or encumbered and the rights of the holder of such shares are subject to the terms and conditions of a Governance Agreement and a Share Transfer Agreement, each dated as of January 31, 2003 and filed with the company's headquarters, as such agreement may be amended, modified or supplemented from time to time."

          Section 4.11. Intervening Parties. The Company executes this Agreement for the purpose of consenting to all its terms and conditions, and hereby declares to have filed the Agreement in its headquarters, and undertakes to observe and enforce its provisions in accordance with the Brazilian corporation law. The Company undertakes, further, to send immediate notice to the shareholders in case it becomes aware of any agreement, fact or omission that can entail violation to this Agreement, as well as to take all the necessary actions to maintain this Agreement in full force and effect. The Company shall not be bound by any amendment hereof unless such amendment is filed with the Company. Pursuant to article 118, Paragraph 10 of the Brazilian corporation law, the Parties hereto appoint as their representatives before the Company, the same individuals referred to in Section 4.05 above.

          Section 4.12. Arbitration. (a) Any and all differences, controversies and disputes of any nature whatsoever arising out of or relating to this Agreement, including without limitation any dispute relating to its validity, interpretation, performance or termination, shall be referred to three arbitrators, one of them appointed by the claimants, another appointed by the defendants and the third one appointed by the Court of Arbitration of the International Chamber of Commerce. The arbitrators shall proceed according to the Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings shall be conducted in the English language and the seat of the arbitration shall be New York, New York. The arbitrators appointed in connection herewith shall be knowledgeable in the laws of the Federative Republic of Brazil and fluent in the English language.

          (b) All submissions and awards in relation to arbitration under this Agreement shall be made in English, and all arbitration proceedings and all pleadings shall be in English. Witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

          (c) The procedural rules governing arbitration hereunder shall be established by the arbitrators; provided that (1) each party may call upon the other party to supply the arbitrators with documents in such other party's control relevant to the dispute; (2) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (3) each party shall be entitled to question directly any witnesses who present testimony to the arbitrators; and (4) at the request of any party, a written transcript in English shall be made of each hearing before the arbitrators and shall be furnished to the parties. The arbitrators may, at the request of any party, order provisional or conservatory measures; provided that to the extent necessary to prevent irreparable damage any party may petition any court of competent jurisdiction for a preliminary injunction, temporary restraining order or other interim equitably relief pending the appointment of the arbitrators in accordance with Section 4.12(a) and action by the arbitrators upon any request for provisional or conservatory measures.

          (d) Each party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof shall be pro-rated equally among all parties ordering copies and shall be paid by the parties directly to the reporting agency. All other expenses of the arbitration, including required traveling and other expenses and fees of the arbitrators


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and the expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne as determined by the arbitrators.

          (e) Any award shall be final and not subject to appeal and the parties waive all rights to challenge any award of the arbitrators under this Section
4.12. Any award may be entered or presented by any of the parties for enforcement in any court of competent jurisdiction sitting in New York, New York, and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of any award. Each party further agrees that service of any process, summons, notice or document in the manner provided for notices in Section 4.05 shall be effective service for purposes of any such enforcement action.

          Section 4.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Federative Republic of Brazil.



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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                        BRACO S.A.,

                                      by /s/ Marcel Herrmann Telles
                                         -------------------------------

                                      by /s/ Roberto Moses Thompson Motta
                                         --------------------------------


                                        EMPRESA DE ADMINISTRACAO E
                                        PARTICIPACOES S.A. - ECAP,

                                      by /s/ Marcel Herrmann Telles
                                         -------------------------------

                                      by /s/ Roberto Moses Thompson Motta
                                         --------------------------------


                                        BEVERAGE ASSOCIATES (BAC) CORP.,

                                          by /s/ C. Baillet
                                             -----------------------------


                                        COMPANHIA DE BEBIDAS DAS
                                        AMERICAS-AMBEV,

                                      by /s/ Marcel Herrmann Telles
                                         -------------------------------

                                      by /s/ Magim Rodriguez Junior
                                         -------------------------------


                                        FUNDACAO ANTONIO E HELENA ZERRENNER
                                        INSTITUICAO NACIONAL DE BENEFICIENCIA,

                                      by /s/ Marcel Herrmann Telles
                                         -------------------------------

                                      by /s/ Jose Heitor Atilio Gracioso
                                         -------------------------------

                                      by /s/ Victorio Carlos de Marchi
                                         -------------------------------